Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 9, 2011 with respect to the consolidated financial statements and schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 27, 2011 of Nathan’s Famous, Inc. and subsidiaries, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Melville, New York
November 4, 2011